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                                                                    Exhibit 23.5
                                                                    ------------

July 19, 2000

Mr. K. Teraoka
________________
Teraoka Seiko, Co. Ltd.
5-13-12 Kugahama
Ohta-Ku, Tokyo, Japan

Dear Kazuharu:

As we discussed in our telephone conversation, ViryaNet (the "Company") is in the process of preparing a Registration Statement on Form F-1 (the "Registration Statement") which will be filed with the U.S. Securities and Exchange Commission (the "SEC") and which relates to the initial public offering of shares of the Company's common stock. This letter is to notify you that as part of the disclosure in the Registration Statement, we have identified Teraoka Seiko, Co. Ltd.,. as a client of the Company.

This potential public offering of our shares is not yet public information. THEREFORE, WE REQUEST THAT THIS MATTER BE KEPT IN THE STRICTEST CONFIDENCE.

We hereby request your permission to (i) disclose the relationship between the Company and Teraoka Seiko, Co. Ltd., (ii) use the Teraoka Seiko, Co. Ltd.. name and logo, and (iii) include the project description in the form set forth on Exhibit A hereto, in any preliminary or final Registration Statement or prospectus relating to the initial public offering of the Company's common
stock.   Please acknowledge your consent by countersigning below.  By countersigning below, you also consent to the filing of this letter with, or other provision of this letter to, the SEC, as may be required by the rules promulgated by the SEC.
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July 15, 2000
Page Two


Thank you for your attention to this matter. If you have any questions, please feel free to call me at (508) 490-8600

Sincerely,



Samuel HaCohen
Chairman and Chief Executive Officer

Acknowledged:

Teraoka Seiko, Co. Ltd.


/s/ Kazuhana Teraoka
-----------------------
By:  Kazuhana Teraoka


Title:  President
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                                   EXHIBIT A
Teraoka Seiko

          Teraoka Seiko, a Japanese manufacturer of tracking and point-of-sale devices and weighing scales focused on the supermarket industry, has over 200 field engineers in 40 centers in Japan and services 80,000 pieces of equipment. Teraoka also works with a global network of third-party distributors that sell and service Teraoka's products outside Japan. Teraoka Seiko decided to replace its existing system with Service Suite to support their service business and increase service revenues, engineer productivity and customer satisfaction. Teraoka Seiko implemented two of Service Suite's modules, Workforce Management and Service Contract. In the future, Teraoka Seiko plans to implement Supply Chain and Repair Depot. These implementations included interfaces with Teraoka Seiko's accounting and database systems. Teraoka Seiko is in the process of implementing our Service Hub to manage its community of field engineers as well as the field engineers of its global network of third-party distributors and vendors. This field engineering solution will provide field engineers with a call reporting utility to enable field engineers to issue accurate invoices on site by using wireless devices. Teraoka Seiko also plans to offer to third-party vendors an internet-based parts ordering system to facilitate faster and less costly parts shipments.